  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2021

cbdMD, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8845 Red Oak Blvd, Charlotte, NC 28217
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-3060

_______________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common	YCBD	NYSE American
8.0% Series A Cumulative Convertible Preferred Stock	YCBDpA	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On July 22, 2021 (the “Closing”), cbdMD, Inc., a North Carolina corporation (the “Company”); Twenty Two Capital, LLC, a North Carolina limited liability company (“Twenty Two”); Vieo Design, LLC, a Tennessee limited liability company (“Vieo”) (Twenty Two and Vieo, collectively, “Seller”); John J. Wiesehan III; and Bradley D. Trawick entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”). Under the Asset Purchase Agreement, the Company acquired from the Seller the CBD online marketplace, DirectCBDOnline.com, related trademarks, inventory, certain other assets, and assumed certain liabilities. The DirectCBDOnline.com website provides CBD education and information and a selection of the highest-quality CBD products, including, but not limited to, oils, tinctures, salves, capsules, and gummies.

The Company acquired the assets for the consideration of $2,000,000 and up to 600,000 shares of the Company’s restricted common stock. At the Closing, the $200,000 of the cash purchase price was deposited into escrow pending possible post-Closing adjustments and indemnity provisions. At the Closing, the Company issued Twenty Two 300,000 shares of the Company’s common stock and 100,000 shares of the Company’s Common Stock shall be issued to Twenty Two on or before January 31, 2023, less any amounts setoff against such shares for indemnification claims pending against or paid by the Company under the Asset Purchase Agreement and the remaining 200,000 shares shall be issued to Twenty Two on or before 60th day following the first year anniversary of the Closing subject to certain earn out provisions provided under the Asset Purchase Agreement. The shares are subject to a 180 day lock up agreement subject to certain limited transfers which will also be subject to the lock up. Twenty Two is an accredited or otherwise sophisticated investor and the issuance of the shares of common stock was exempt from registration under the Securities Act of 1933, as amended, in reliance on the exemption from registration provided by Section 4(a)(2) of the act.

The foregoing description of the terms and conditions of the Asset Purchase Agreement is qualified in its entirety by references to such agreement which is filed as Exhibit 10.1 to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2021, pursuant to the Closing of the Asset Purchase Agreement Mr. John J. Wiesehan III was appointed Chief Revenue Officer of the Company. Mr. Wiesehan provided consulting services to the Company from June 2021 through the Closing. Mr. Wiesehan, age 37, founded Twenty Two in 2018 and has served as its chief executive officer since its inception. From September 2012 to October 2017 he served as vice president of sales for Ballantyne Brands LLC, a manufacturer of ENDS (non combustible tobacco) products. He is a graduate of Appalachian State University. The Company and Mr. Wiesehan entered into a two year employment agreement effective on the Closing. Under the terms of the employment agreement, the Company agreed to pay him an initial annual base salary of $180,000 and he is entitled to a discretionary bonus up to 40% of his base salary at the sole determination of the Compensation Committee of the Company’s board of directors. He will also be eligible for a one time cash performance bonus of $160,000 payable in cash upon the Company reporting total net sales (as defined under the employment agreement) equal or exceeding $16,000,000 for any fiscal quarterly period prior to September 30, 2022. In addition, he is entitled to participate in benefit programs the Company offers its employees and paid vacation. The employment agreement may be terminated by the Company in the event of his death or disability, by the Company for cause (as defined in the employment agreement), or by either party without cause. The agreement contains customary confidentiality, non-compete, and indemnification provisions.

The description of the terms of the employment agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.2 to this report.

Item 7.01	Regulation FD Disclosure.

On July 22, 2021, the Company issued a press release announcing the completion of the DirectCBDOnline.com assets from the Seller. A copy of this press release is furnished as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of cbdMD, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)
Exhibits.

Filed or Furnished Herewith
Incorporated by Reference
No.	Exhibit Description	Form	Date Filed	Number

10.1	Asset Purchase Agreement by and among Twenty Two Capital, LLC, cbdMD, Inc., John J. Wiesehan III, Vieo Design, LLC and Bradley D. Trawick dated July 22, 2021.				Filed

10.2	Employment Agreement between the Company and John Wiesehan III dated July 22, 2021				Filed

99.1	Press release dated July 22, 2021				Furnished

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: July 26, 2021	By:	/s/ T. Ronan Kennedy
T. Ronan Kennedy, Chief Financial Officer